Exhibit (d) (1)
INVESTMENT ADVISORY AGREEMENT
AGREEMENT made this 5th day of January, 2007 between HIRTLE CALLAGHAN & CO., INC., a Delaware corporation (“Hirtle Callaghan” or “Adviser”) and THE HIRTLE CALLAGHAN TRUST, a Delaware statutory trust (the “Trust”).
WHEREAS, the Trust is registered as an open-end, diversified, management series investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”) which currently offers eight series of beneficial interests (“shares”) representing interests in separate investment portfolios, and may offer additional portfolios (or classes of shares within any such portfolio) in the future (each a “Portfolio” and, collectively, the “Portfolios”); and
WHEREAS, Hirtle Callaghan has, pursuant to the terms of that certain agreement dated July 21, 1995, (“Prior Agreement”) provided certain investment advisory services to the Trust since the Trust’s inception and the Trust desires to modify certain of the terms and conditions pursuant to which Hirtle Callaghan serves the Trust; and
WHEREAS, the Trust desires to retain Hirtle Callaghan to furnish certain investment advisory services to the Trust and the Portfolios and Hirtle Callaghan is willing to provide such services, in accordance with the terms and conditions hereof; and
WHEREAS, it is intended that day-to-day investment decisions relating to the Portfolios will generally be made by one or more investment management organizations under the supervision of Hirtle Callaghan, acting as the Trust’s primary investment adviser (hereinafter referred to as the Trust’s “manager of manager structure”);
NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and intending to be legally bound hereby, it is agreed between the parties as follows:
1. Appointment.
The Trust hereby appoints Adviser to serve as investment adviser for the Trust and the Portfolios and Hirtle Callaghan accepts such appointment for the period and on the terms set forth in this Agreement.
2. Duties of Hirtle Callaghan.
(a) Subject to the supervision of the Trust’s Board of Trustees (“Board”), Hirtle Callaghan will provide a continuous investment program for the respective Portfolios. Hirtle Callaghan shall have complete investment discretion to invest and reinvest the securities, cash and/or other investments held from time to time in the respective Portfolios, including, without limitation, the selection of brokers, dealers or other agents through which transactions for the Portfolios will be effected.
(b) Hirtle Callaghan shall also have the authority, in accordance with Section 4(a) of this Agreement and subject to applicable provisions of the Investment Company Act, to select one or more investment advisory organizations to provide day-to-day portfolio management with respect to all or a portion of the assets of any of the respective Portfolios and to allocate and reallocate the assets of a Portfolio between and among any investment advisory organizations so selected to provide such services to such Portfolio.
(c) Hirtle Callaghan acknowledges that, as of the effective date of this Agreement, there may exist one or more discretionary portfolio management agreements pursuant to which all or a portion of the assets of a specified Portfolio are managed by investment advisory organizations other than Hirtle Callaghan. Hirtle Callaghan expressly agrees that during the existence of any such contract it will supervise and monitor the services provided to the Trust pursuant to each such agreement and, notwithstanding the discretionary authority afforded to Hirtle Callaghan under Section 2(a) above, will exercise its authority with respect to those assets of any Portfolio that are subject to any such pre-existing portfolio management agreement only for the purpose of allocating or reallocating such assets between or among such other investment advisory organizations retained by the Trust to serve the specified Portfolio or ensuring the efficient management of cash and cash equivalents that may from time to time be held by such Portfolio. Further, to the extent that, during the term of this Agreement, the Trust enters into a portfolio management agreement with an investment advisory organization other than Hirtle Callaghan in the manner contemplated under Section 4(b) of this Agreement, Hirtle Callaghan agrees that during the term of this Agreement it will supervise and monitor the services provided to the Trust pursuant to each such agreement.
(d) Hirtle Callaghan, upon the request of the Trustees, shall make its officers and/or employees available to serve as officers, employees or Trustees of the Trust and provide office space and equipment sufficient for the maintenance of the Trust’s principal office.
3. Additional Responsibilities of Hirtle Callaghan.
(a) Hirtle Callaghan agrees that in placing orders with brokers and dealers it will attempt to obtain the best net results in terms of price and execution. Consistent with this obligation Hirtle Callaghan may, in its discretion, place securities transactions with brokers and dealers who provide the Trust or Hirtle Callaghan’s other clients with research, analysis, advice and similar services. Hirtle Callaghan may pay to brokers and dealers, in return for research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to Hirtle Callaghan’s determining in good faith that such commission or spread is reasonable in terms either of the particular transaction or of the overall responsibility of Hirtle Callaghan to the Trust and its other clients and that the total commissions or spreads paid by the Trust will be reasonable in relation to the benefits to Trust over the long term. In no instance will portfolio securities be purchased from or sold to Hirtle Callaghan or any affiliated person thereof except in accordance with the federal securities laws and the Investment Company Act. Whenever Hirtle Callaghan simultaneously places orders to purchase or sell the same security on behalf of a Portfolio of the Trust and one or more other accounts advised by Hirtle Callaghan, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account. The Trust recognizes that in some cases this procedure may adversely affect the results obtained with respect to the Trust.
(b) Hirtle Callaghan hereby agrees that all records that it may maintain for the Trust are the property of the Trust, agrees to preserve for periods prescribed by Rule 31a-2 under the Investment Company Act any records which it maintains for the Trust and which are required to be maintained by Rule 31a-1 under the Investment Company Act, and further agrees to surrender promptly to the Trust any records which it maintains for Trust upon request by the Trust.
(c) In all matters relating to the performance of this Agreement, Hirtle Callaghan will act in conformity with the Agreement and Declaration of Trust, By-laws and the currently effective registration statement of the Trust under the Securities Act of 1933, as amended, and the Investment Company Act and any supplements thereto (“Registration Statement”) and with the instructions and directions of the Board and will comply with the requirements of the Investment Company Act.

4. Permitted Engagement of Other Investment Advisory Organizations.
(a) Hirtle Callaghan may exercise its authority to select other investment advisory organizations to provide day-to-day portfolio management services to the Portfolios by entering into a contract with such an organization pursuant to which Hirtle Callaghan delegates to such other investment advisory organization the performance of any or all of the services specified in Section 2(a) of this Agreement, provided that: (i) each such contract imposes on such other investment advisory organization all of the corresponding duties and conditions to which Hirtle Callaghan is subject under Section 3 of this Agreement; (ii) each such contract satisfies all applicable requirements of the Investment Company Act, and (iii) Hirtle Callaghan shall not enter into any such contract unless it is approved, and to the extent required by the Investment Company Act, by the Board and/or the holders of a majority of the outstanding shares of the Trust prior to implementation.
(b) Consistent with the Trust’s manager of manager structure, the Trust may enter into one or more contracts pursuant to which an investment advisory organization other than Hirtle Callaghan provides portfolio management services to one or more of the Trust’s Portfolios, provided that each such contract (i) satisfies, and is approved in accordance with, all applicable requirements of the Investment Company Act; (ii) imposes on such other investment advisory organization all of the corresponding duties and conditions to which Hirtle Callaghan is subject under Section 3 of this Agreement; (iii) satisfies the requirements of Rule 17a-10 under the Investment Company Act; (iii) identifies Hirtle Callaghan as the Trust’s primary adviser and imposes upon such other investment advisory organization responsibilities and duties consistent with Hirtle Callaghan’s obligation to supervise and monitor the services provided to the Trust pursuant to each such agreement in the manner contemplated under the Prior Agreement; and (iv) includes such other provisions as may be reasonably requested by Hirtle Callaghan.
5. Expenses and Compensation.
(a) Hirtle Callaghan shall pay all of its expenses incurred in the performance of its duties under this Agreement. For its services under this Agreement, Hirtle Callaghan shall be entitled to receive a fee at the annual rate of .05% of the average daily net assets of each Portfolio of the Trust, which fee shall be payable monthly. If the expenses borne by the Trust in any year exceed the applicable expense limitations imposed by the securities regulations of any state in which shares are registered or qualified for sale to the public, Hirtle Callaghan shall reimburse the Trust for any excess up to the full amount of the fee to which it is entitled under this Section 5.
(b) During the term of this Agreement, the Trust will bear all expenses not specifically assumed, in writing, by Hirtle Callaghan.
(c) Expenses borne by the Trust may include, but are not limited to, the following: (i) all direct charges relating to the purchase and sale of portfolio securities, including the cost (including brokerage commissions, if any) of securities purchased or sold by the Trust and any losses incurred in connection therewith; (ii) fees payable to, and expenses incurred on behalf of, the Trust by Hirtle Callaghan under this Agreement; (iii) fees, and other compensation and expenses of those investment advisory organizations other than Hirtle Callaghan that provide portfolio management services to the Trust; (iv) investment consulting fees and related costs; (v) expenses of organizing new portfolios for the Trust; (vi) expenses of preparing and filing reports and other documents with governmental and regulatory agencies; (vii) filing fees and expenses relating to the registration and qualification of the Trust’s shares and the Trust under federal and/or state securities laws and maintaining such registrations and qualifications; (viii) costs incurred in connection with the issuance, sale or repurchase of the Trust’s shares; (ix) fees and salaries payable to any Trustees who are not “interested persons” of the Trust or any investment adviser to the Trust (“Independent Trustees”); (x) all expenses incurred in connection with the Independent Trustees’ services, including travel expenses; (xi) taxes (including any income or franchise taxes) and governmental fees; (xii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (xiii) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust for violation of any law; (xiv) interest charges; (xv) legal, accounting and auditing expenses, including legal fees of counsel for the Independent Trustees; (xvi) charges of custodians, transfer agents, pricing agents and other agents; (xvii) expenses of disbursing dividends and distributions; (xviii) expenses of setting in type, printing and mailing reports, notices and proxy materials for existing shareholders; (xix) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, employees and agents) incurred by the Trust; (xx) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xxi) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xxii) the cost of investment company literature and other publications provided by the Trust to its Trustees and officers; and (xxiii) costs of mailing, stationery and communications equipment.
(d) Hirtle Callaghan will assume the cost of any compensation paid to any officer of the Trust and any trustee of the Trust who is an “interested person” of Hirtle Callaghan.
(e) The payment or assumption by Hirtle Callaghan of any expense of the Trust or a Portfolio that Adviser is not required by this Agreement to pay or assume shall not obligate Adviser to pay or assume the same or any similar expense of the Trust or a Portfolio on any subsequent occasion.
6. Limitation of Liability.
(a) Hirtle Callaghan shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the allocation or reallocation of assets among various asset categories by the Trust, the retention or termination of any investment management organization by the Trust or any recommendation or investment made by any such organization, whether or not any such action was taken in reliance upon information provided by Hirtle Callaghan as part of the services that Hirtle Callaghan is obligated to provide hereunder except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Hirtle Callaghan in the performance of its duties or from reckless disregard by Hirtle Callaghan of its obligations and duties under this Agreement.
(b) Notwithstanding the foregoing, Hirtle Callaghan expressly agrees that the Trust may rely upon information provided, in writing, by Hirtle Callaghan to the Trust (including, without limitation, information contained in Hirtle Callaghan’s then current Form ADV) in accordance with Section 8 of this Agreement or otherwise, in preparing the Trust’s registration statement and amendments thereto and certain periodic reports relating to the Trust and its Portfolios that are required to be furnished to shareholders of the Trust and/or filed with the Securities and Exchange Commission (collectively, “SEC Filings”). Hirtle Callaghan agrees to indemnify and hold harmless the Trust and each of its Trustees, officers and employees from any claims, liabilities and expenses, including reasonable attorneys’ fees, incurred as a result of any untrue statement or alleged untrue statement of a material fact made by Hirtle Callaghan in any such written information and upon which the Trust relies in preparing any SEC Filing, or any omission or alleged omission to state in such written information a material fact necessary to make such statements not misleading (“material omission”). Hirtle Callaghan will not, however, be required to so indemnify any person under this Section 6 to the extent that, in making any such statement or material omission, Hirtle Callaghan relied upon an untrue or alleged untrue statement of material fact made by, or material omission on the part of, any officer, Trustee or agent of the Trust (other than an officer, Trustee or agent that is an employee, officer or director of Hirtle Callaghan) or where such statement or material omission was made in reliance upon information furnished, in writing, by any such officer, Trustee or agent, including, without limitation, custodian banks, administrators, distributors, accounting agents or investment advisers other than Hirtle Callaghan.

7. Permissible Interest.
Subject to and in accordance with the Trust’s Declaration of Trust and By-laws and corresponding governing documents of Hirtle Callaghan, Trustees, officers, agents and shareholders of the Trust may have an interest in Hirtle Callaghan as officers, directors, agents and/or shareholders or otherwise. Hirtle Callaghan may also have similar interests in the Trust. The effect of any such interrelationships shall be governed by said governing documents and the provisions of the Investment Company Act.
8. Duration, Termination and Amendments.
(a) This Agreement shall become effective as of the date first written above and shall continue in effect for two years. Thereafter, this Agreement shall continue in effect from year to year for so long as its continuance is specifically approved at least annually by (i) a majority of the Board or the vote of the holders of a majority of the Trust’s outstanding voting securities; and (ii) the affirmative vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Independent Trustees.
(b) This Agreement may be terminated by the Trust or by Hirtle Callaghan at any time and without penalty upon sixty days written notice to the other party, which notice may be waived by the party entitled to it. This Agreement may not be amended except by an instrument in writing and signed by the party to be bound thereby provided that if the Investment Company Act requires that such amendment be approved by the vote of the Board, the Independent Directors or the holders of a majority of the Trust’s outstanding securities, such approval must be obtained before any such amendment may become effective. This Agreement shall terminate automatically upon its assignment.
(c) For purposes of this Agreement, the terms “majority of the outstanding voting securities, “assignment” and “interested person” shall have the meanings set forth in the Investment Company Act. Unless the context requires otherwise, references to the Investment Company Act shall be deemed to include, as appropriate, that Act, together with all rules and regulations promulgated thereunder (including, without limitation, any additional requirements imposed by, or exemptive relief afforded to the Trust under the terms and conditions of any order issued by the Securities and Exchange Commission pursuant to Section 6(c) of the Investment Company Act).
9. Confidentiality.
The Trust acknowledges and agrees that it may gain access to methodologies and other information that is proprietary to Hirtle Callaghan (“Proprietary Information”) as a result of the services provided to the Trust by Hirtle Callaghan hereunder. The Trust agrees that it will use any such Proprietary Information exclusively in connection with the oversight of the investment activities of Portfolio Managers and the evaluation of Manager Candidates. The Trust further agrees that it shall use its best efforts to ensure that any agent or affiliate of the Trust who may gain access to Proprietary Information shall be made aware of its proprietary nature and shall likewise treat it as confidential.
10. Use of Name.
It is acknowledged and agreed that the names “Hirtle Callaghan,” “Hirtle Callaghan Chief Investment Officers” (which is a registered trademark of Hirtle Callaghan), and derivatives of either, as well as any logo that is now or shall later become associated with either name (“Marks”) are valuable property of Hirtle Callaghan and that the use of the Marks, or any one of them, is subject to the approval of Hirtle Callaghan. Hirtle Callaghan hereby grants to the Trust a non-exclusive license to use the Marks provided that, in the event that this Agreement terminates, such license shall likewise terminate and the Trust shall promptly cease using the Marks and shall promptly take such action as is necessary to change the name of the Trust.
11. Representation, Warranties and Agreements of Hirtle Callaghan.
Hirtle Callaghan represents and warrants that:
(a) It is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and that it will maintain such registration in full force and effect.
(b) It understands that, as a result of its services hereunder, certain of its employees and officers may be deemed “access persons” of the Trust within the meaning of Rule 17j-1 under the Investment Company Act and that each such access person is subject to the provisions of the code of ethics adopted by the Trust in compliance with such rule (“Trust’s Code”). Hirtle Callaghan further represents that it is subject to a written code of ethics complying with the requirements of Rule 204-A-1 under the Investment Advisers Act (“Hirtle Callaghan Code”), compliance procedures required by Rule 206(4)-7 under the Investment Advisers Act (“Compliance Procedures”) and anti-money laundering procedures. During the period that this Agreement is in effect, an officer or director of Hirtle Callaghan shall certify to the Trust, at least annually, that Hirtle Callaghan has complied with the requirements of Hirtle Callaghan’s Code during the prior year; and that either (i) that no violation of such code occurred or (ii) if such a violation occurred, that appropriate action was taken in response to such violation as well as that Hirtle Callaghan has adopted the required Compliance Procedures and either has or has not made any material changes in such Compliance Procedures during the prior year. Upon the written request of the Trust, Hirtle Callaghan shall permit the Trust, or it designated agents, to examine the reports required to be made by Hirtle Callaghan’s officers and employees under Hirtle Callaghan’s Code. In addition, Hirtle Callaghan acknowledges that the Trust may, in response to regulations or recommendations issued by the Securities and Exchange Commission or other regulatory agencies, from time to time request additional information regarding the personal securities trading of its directors, partners, officers and employees and the policies of Hirtle Callaghan with regard to such trading. Hirtle Callaghan agrees that it will make every effort to respond to the Trust’s reasonable requests in this area.
(c) Upon request of the Trust, Hirtle Callaghan shall promptly supply the Trust with any information concerning Hirtle Callaghan and its stockholders, employees and affiliates which the Trust may reasonably require in connection with the preparation of its registration statements, proxy materials, reports and other documents required, under applicable state or Federal laws, to be filed with state or Federal agencies or to be provided to shareholders of the Trust.
(d) In performing its duties hereunder, Hirtle Callaghan shall comply with applicable provisions of the Investment Company Act and Investment Advisers Act. In particular, and without limiting the generality of the foregoing, Hirtle Callaghan acknowledges and agrees that any records it maintains for the Trust are the property of the Trust; that Hirtle Callaghan will surrender promptly to the Trust any such records upon the Trust’s request; and that it shall furnish to the Board such information as may be reasonably necessary for the Board to evaluate the terms of this Agreement and Hirtle Callaghan’s performance hereunder.
12. Status of Hirtle Callaghan.
The Trust and Hirtle Callaghan acknowledge and agree that the relationship between Hirtle Callaghan and the Trust is that of an independent contractor and under no circumstances shall any employee of Hirtle Callaghan be deemed an employee of the Trust or any other organization that the Trust may, from time to time, engage to provide services to the Trust, its Portfolios or its shareholders, notwithstanding the service of any such employee of Hirtle Callaghan as an officer or Trustee of the Trust in the manner contemplated under this Agreement. The parties also acknowledge and agree that nothing in this Agreement shall be construed to restrict the right of Hirtle Callaghan or any affiliate of Hirtle Callaghan to perform investment management or other services to any person or entity, including without limitation, other investment companies and persons who may retain Hirtle Callaghan to provide individualized investment management services and the performance of such services shall not be deemed to violate or give rise to any duty or obligations to the Trust.
13. Counterparts and Notice.
This Agreement many be executed in one or more counterparts, each of which shall be deemed to be an original. Any notice required to be given under this Agreement shall be deemed given when received, in writing addressed and delivered, by certified mail, by hand or via overnight delivery service as follows:

If to the Trust:
The Hirtle Callaghan Trust	with copy to:	Audrey C. Talley, Esq.
Five Tower Bridge		Drinker, Biddle & Reath
300 Barr Harbor Drive,		One Logan Square
Suite 500		18th & Cherry Streets
West Conshohocken, PA 19428		Philadelphia, PA 19103

If to Hirtle Callaghan:
Mr. Donald E. Callaghan
Hirtle Callaghan & Co., Inc.
Five Tower Bridge
300 Barr Harbor Drive,
Suite 500
West Conshohocken, PA 19428
14. Miscellaneous.
The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the state of Delaware provided that nothing herein shall be construed as inconsistent with the Investment Company Act or the Investment Advisers Act. The provisions of Sections 7 and 8 of this Agreement, relating to confidentiality of certain information and use of Hirtle Callaghan’s Marks by the Trust shall survive the termination of this Agreement.
Adviser is hereby expressly put on notice of the limitations of shareholder and Trustee liability set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Portfolios. Adviser further agrees that it will not seek satisfaction of any such obligations from the shareholders or any individual shareholder of the Trust, or from the Trustees of the Trust or any individual Trustee of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.
Hirtle, Callaghan & Co. Inc.
By: /s/ Robert Zion
The Hirtle Callaghan Trust
By: /s/ Donald E. Callaghan